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                          May 10, 2021

       Richard Belstock
       Chief Financial Officer
       Plumas Bancorp
       5525 Kietzke Lane
       Reno, NV 89511

                                                        Re: Plumas Bancorp
                                                            Registration
Statement on Form S-4
                                                            Filed May 3, 2021
                                                            File No. 333-255721

       Dear Mr. Belstock:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sonia
Bednarowski at 202-551-3666 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance